UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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STEMCELLS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEMCELLS, INC.

7707 Gateway Blvd.

Newark, California 94560

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 11, 2015

To the Stockholders of STEMCELLS, INC.

Notice is hereby given that the Annual Meeting of Stockholders of StemCells, Inc. (“StemCells” or the “company”) will be held on Thursday, June 11, at 2 p.m., local time, at 7707 Gateway Boulevard, Newark, California 94560 for the following purposes:

1. to elect the two Class III directors named in the accompanying proxy materials to serve until the 2018 Annual Meeting of Stockholders;

2. to consider and vote upon a proposal to ratify the selection of Grant Thornton LLP as independent public accountants for the company for the fiscal year ending December 31, 2015; and

3. to transact any and all other business that may properly come before the meeting.

The Board of Directors has fixed the close of business on Friday, April 17, 2015, as the record date for determining those stockholders who are entitled to notice of, and to vote at, the annual meeting of stockholders and any postponements or adjournments thereof. The stock transfer books will not be closed between the record date and the date of the meeting.

Representation of at least a majority of all outstanding shares of common stock of StemCells is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. This year we are again taking advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Please read the proxy materials carefully. All stockholders are invited to attend the Annual Meeting. Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Kenneth B. Stratton, J.D.
Secretary

April 30, 2015

Newark, California

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF

STEMCELLS, INC.

The accompanying proxy is solicited on behalf of the Board of Directors of StemCells, Inc. (the “company”) for use at its annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, June 11, 2015, at 2:00 p.m., local time, at the company’s headquarters at 7707 Gateway Boulevard, Newark, California 94560. The company will bear the cost of solicitation of proxies. Directors, officers and employees of the company may solicit proxies by telephone, facsimile or in person for no additional compensation. The company will reimburse banks, brokerage firms, proxy solicitors, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares.

The Board of Directors has fixed the close of business on Friday, April 17, 2015, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting or at any postponement or adjournment thereof. There were 69,376,450 shares of our common stock, $.01 par value, outstanding on April 17, 2015, each of which is entitled to one vote for each share on the matters to be voted upon.

Our 2015 Proxy Materials are Available on the Internet.    This year we have again elected to provide access to our proxy materials over the Internet in accordance with rules adopted by the Securities and Exchange Commission. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners, which will instruct them as to how they may access and review all of the proxy materials on the Internet and how they may submit their proxy on the Internet. We expect to begin delivering the Notice to our stockholders on or about May 1, 2015, our anticipated initial mailing date. Any stockholder wishing to receive a paper copy of our proxy materials can request them from us by following the instructions found in the Notice for requesting such materials, or by calling 1 (800) 579-1639. Requests for a paper copy of our proxy materials should be made on or before May 28, 2015 to facilitate timely delivery.

Stockholders are being asked to vote on two proposals at the company’s 2015 Annual Meeting. The proposals to be voted on and related recommendations from the Board of Directors are as follows:

Proposal Number 1 — To elect the two director nominees named in this proxy statement to serve as Class III directors on the Board until our 2018 annual meeting of stockholders or until that person’s successor is duly elected and qualified. The Board of Directors recommends that you vote “FOR” each of the nominees.

Proposal Number 2 — To ratify the appointment of Grant Thornton LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. The Board of Directors recommends that you vote “FOR” this proposal.

In the election of directors, which is Proposal Number 1, you may vote “FOR” both of the nominees or your vote may be “WITHHELD” with respect to one or both of the nominees. For Proposal Numbers 2, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN” as to Proposal Numbers 2, the abstention will have no effect.

Shares of our common stock represented by proxies in the form enclosed that are properly executed and returned to us and not revoked will be voted as specified in the proxy by the stockholder. In the absence of contrary instructions, or in instances where no specifications are made, the shares will be voted:

(i) FOR the election as directors of the nominees as described herein under “Proposal Number 1 — Election of Directors;”

(ii) FOR ratification of the selection of accountants as described herein under “Proposal Number 2 — Ratification of Selection of Independent Public Accountants;” and

(iii) in the discretion of the named proxies as to any other matter that may properly come before the Annual Meeting.

Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the company’s corporate secretary a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may revoke his, her or its proxy and vote his, her or its shares at the Annual Meeting.

How to vote shares at our 2015 Annual Meeting.

This year company stockholders may cast their vote in any of the following ways:

Vote by Internet.    Any stockholder can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on June 10, 2015.

Vote by Mail.    Any stockholder that receives proxy materials by mail can vote by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If the envelope is missing, such a stockholder can mail the completed proxy card or voting instruction card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. The completed card must be received no later than June 10, 2015.

Voting at the Annual Meeting.    All company stockholders are invited to attend the Annual Meeting in person. Any stockholder that attends the meeting in person may deliver a completed proxy card in person or vote by completing a ballot, which will be available at the meeting. However, each stockholder intending to vote in person at the Annual Meeting should note that if his, her or its shares are held in the name of a bank, broker or other nominee, such stockholder must obtain a legal proxy, executed in his, her or its favor, from the holder of record to be able to vote at the Annual Meeting. Stockholders should allow enough time prior to the Annual Meeting to obtain this proxy from the holder of record, if needed.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

QUORUM, REQUIRED VOTES AND METHOD OF TABULATION

Consistent with Delaware law and the company’s amended and restated by-laws, a majority of the votes entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. The company will appoint one or more election inspectors for the meeting to count votes cast by proxy or in person at the Annual Meeting.

If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions have not been given. This year if you hold shares beneficially in street name and do not vote your shares, your broker or nominee can vote your shares at its discretion only on Proposal Number 2. In tabulating the voting result for any proposal for which the required vote is based on the number of shares present, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of Proposal Number 1 provided a quorum is established.

What vote is required to approve each item?

Election of directors by stockholders, which is Proposal Number 1, will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election that are either present in person or represented by proxy.

For Proposal Numbers 2, the affirmative “FOR” vote is required by the holders of a majority of the shares present at the Annual Meeting in person or by proxy and voting. Abstentions will have no effect on the outcome of this proposal.

Management does not know of any matters to be presented at this year’s Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. Stockholders will have no appraisal rights under Delaware law with respect to any of the matters expected to be voted on at the Annual Meeting. If other matters should properly come before the meeting, the proxy holders will vote such matters in their discretion. Any stockholder has the right to revoke his, her or its proxy at any time until it is voted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table shows the number of shares of our common stock beneficially owned, as of April 15, 2015, by (i) each of our directors, (ii) each of our named executive officers, (iii) all of our current directors and executive officers as a group, and (iv) all those known by us to be to a beneficial owner of more than 5% of the company’s common stock. In general, “beneficial ownership” refers to shares that an individual or entity has the power to vote or dispose of, and any rights to acquire common stock that are currently exercisable or will become exercisable within 60 days of April 15, 2015. Unless otherwise indicated, we believe that each person named below, based on information furnished by such owner, holds sole investment and voting power (or shared voting power with affiliated entities) with respect to such shares, subject to community property laws where applicable. We calculated percentage ownership in accordance with the rules of the SEC. The percentage of common stock beneficially owned is based on 69,376,450 shares outstanding as of April 15, 2015. In addition, shares issuable pursuant to options, restricted stock units or other convertible securities that may be acquired within 60 days of April 15, 2015 are deemed to be issued and outstanding and have been treated as outstanding in calculating and determining the beneficial ownership and percentage ownership of those persons possessing those securities, but not for any other persons.

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership	Percentage of Class Beneficially Owned
Directors and Named Executive Officers
Eric Bjerkholt(1)	73,164	*	*
R. Scott Greer	85,588	*	*
Ricardo Levy(2)	59,438	*	*
Ian Massey	—	*	*
Martin McGlynn(3)	653,526	*	*
Greg Schiffman(4)	93,484	*	*
John Schwartz(5)	135,078	*	*
Ken Stratton(6)	232,138	*	*
Alan Trounson(7)	150,000	*	*
Irving Weissman(8)	235,671	*	*
All current directors and executive officers as a group (thirteen persons)	1,736,455	2.49%
5% Stockholders
Sabby Management, LLC(9)	5,793,994	8.43%

*	The address of all directors and executive officers listed in the table is c/o StemCells, Inc., 7707 Gateway Blvd., Newark, California 94560.
**	Less than one percent.
(1)	Includes 4,000 shares issuable upon exercise of fully vested stock options.

(2)	Includes 4,000 shares issuable upon exercise of fully vested stock options.

(3)	Includes 205,000 shares issuable upon exercise of 30,000 fully vested stock options and 175,000 restricted stock units exercisable within 60 days. Includes 23,362 shares in Mr. McGlynn’s 401(k) plan.

(4)	Includes outright ownership of 87,500 shares and 5,984 shares in Mr. Schiffman’s 401(k) plan.

(5)	Includes 5,000 shares issuable upon exercise of fully vested stock options.

(6)	Includes 85,000 shares issuable upon exercise of 15,000 fully vested stock options and 70,000 restricted stock units exercisable within 60 days. Includes 22,258 shares in Mr. Stratton’s 401(k) plan.

(7)	Includes 6,500 shares issuable upon exercise of stock options exercisable within 60 days.

(8)	Includes 4,000 shares issuable upon exercise of fully vested stock options. Includes 22,471 shares held in trust, 10,508 of which Dr. Weissman disclaims beneficial ownership.

(9)	Represents (i) 3,945,346 shares of common stock held by Sabby Healthcare Master Fund, Ltd, a Cayman Islands company, and (ii) 1,848,648 shares of common stock held by Sabby Volatility Warrant Master Fund Ltd., a Cayman Islands company. Sabby Management, LLC, a Delaware limited liability company (“Sabby”), is the investment manager of Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund Ltd., and may be deemed to beneficially own shares held by such entitites. Hal Mintz is the manager of Sabby Management, LLC, and may be deemed to beneficially own shares held by that entity. The address of Sabby Healthcare Master Fund Ltd. and of Sabby Volatility Warrant Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. The address of each of Sabby Management, LLC and Hal Mintz is c/o Sabby Management, LLC 10 Mountainview Road, Suite 205 Upper Saddle River, New Jersey 07458. Beneficial holdings based on a Schedule 13G/A filed by Sabby on January 12, 2015 and the Company’s records of its outstanding warrants. According to the Schedule 13G filed January 12, 2015, Sabby may be deemed to beneficially own all shares listed in the table, and has shared dispositive and voting power with respect to all shares listed in the table.

Board of Directors

We currently have seven directors serving on our Board of Directors (our “Board”). However, from December 2013 until July 2014, our Board was composed of six directors — Drs. Ricardo Levy, John Schwartz, and Irving Weissman and Messrs. Eric Bjerkholt, Scott Greer, and Martin McGlynn. In July 2014, Dr. Alan Trounson joined our Board of Directors after having served as the President of the California Institute for Regenerative Medicine (CIRM) since 2008.

The following table shows the names, ages, principal occupations, and public company board memberships for the last five years of our directors, as of April 15, 2015:

Eric Bjerkholt	55	Eric Bjerkholt was elected to the Board of Directors in March 2004. He is Executive Vice President and Chief Financial Officer of Sunesis Pharmaceuticals, Inc., a biopharmaceutical company. Mr. Bjerkholt is a member of the board of directors of Ambrx, Inc. and Corium International, Inc.

R. Scott Greer	56	Scott Greer was appointed to the Board of Directors in June 2010. He is currently a principal and managing director of Numenor Ventures LLC, which he founded in 2002 to provide funding and strategic advisory services to early stage enterprises. Mr. Greer currently serves on the boards of Nektar Therapeutics, Auspex Pharmaceuticals, Inc., Sientra, Inc., and Versartis, Inc.

Ricardo Levy, Ph.D.	70	Ricardo Levy, Ph.D. was elected to the Board of Directors in September 2001. He currently serves as chair of the board of directors of NovoDynamics, Inc., a private company focused on advanced image discovery and predictive analytics, and on the Advisory Board of the Santa Clara University Center for Science, Technology and Society.

Martin McGlynn	69	Martin McGlynn was elected to the Board of Directors in February 2001. He is the company’s Chief Executive Officer, a position he has held since January 2001.

John Schwartz, Ph.D.	80	John Schwartz, Ph.D., was elected to the Board of Directors in December 1998 and was elected Chairman of the Board at the same time. He is currently President of Quantum Strategies Management Company, a registered investment advisor.

Alan Trounson, Ph.D.	69	Alan Trounson, Ph.D., was appointed to the Board of Directors in July 2014. He was the President of the California Institute for Regenerative Medicine from January 2008 until May 2014. He is currently a member of the scientific advisory boards of Cord Blood Registry, Cytomatrix Pty Ltd., and Auxogyn, Inc.

Irving Weissman, M.D.	75	Irving Weissman, M.D., was elected to the Board of Directors in September 1997. He is the Virginia and Daniel K. Ludwig Professor of Cancer Research, Professor of Pathology and Professor of Developmental Biology at Stanford University.

Because we have a classified board, with each of our directors serving a staggered three-year term, only two of our directors are standing for reelection at our 2015 Annual Meeting. The following table shows the current composition of the three classes of our Board:

Class I Directors (terms scheduled to expire in 2016):

Eric Bjerkholt
R. Scott Greer

Class II Directors (terms scheduled to expire in 2017):

Ricardo Levy, Ph.D.
Alan Trounson, Ph.D.
Irving Weissman, M.D.

Class III Directors (terms scheduled to expire in 2015, but nominated to stand for reelection at our 2015 Annual Meeting):

Martin McGlynn
John Schwartz, Ph.D.

The independent members of our Board, as determined by the Board of Directors in accordance with the existing Nasdaq Listing rules, are Messrs. Bjerkholt and Greer and Drs. Levy, Trounson and Schwartz. The Board of Directors held four regular meetings during the fiscal year ended December 31, 2014. Each of our directors attended more than 75% of the meetings of the Board of Directors and of the committees on which he served.

For many years the roles of chairman and chief executive officer at the company have been separated. We believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business, while helping to maintain Board independence so that it can provide an effective oversight function. We feel that this has provided an appropriate balance of operational focus, flexibility and oversight. Our independent directors meet at regularly scheduled executive sessions without members of management.

Board Committees

Presently, the Board has four standing committees — the Audit Committee, the Compensation and Stock Option Committee (the “Compensation Committee”), the Corporate Governance and Nominating Committee (the “Corporate Governance Committee”), and the Strategic Transactions Committee — as well as a single-member committee established under the company’s 2004, 2006, and 2013 equity incentive plans and the Company’s 2012 Commencement Incentive Plan. The Board created the Strategic Transactions Committee in March 2009 as an ad hoc committee with direction to consult with management and advise the full Board on various corporate initiatives. In June 2010, however, the Board reconstituted the Strategic Transactions Committee, which Mr. Greer currently chairs, as a standing committee of the Board. All members of the Audit Committee, the Compensation Committee, and the Corporate Governance Committee are, and are required by the charters of the respective committees to be, independent as determined under Nasdaq Listing rules.

Audit Committee.    The Audit Committee is composed of Mr. Bjerkholt and Drs. Schwartz and Levy. The Audit Committee held four meetings during the fiscal year ended December 31, 2014. The primary function of the Audit Committee is to assist our Board in fulfilling its oversight responsibilities. The committee does this primarily by reviewing our financial reports and other financial information as well as the company’s systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established. The committee also assesses our auditing, accounting and financial processes more generally. The Audit Committee meets at least quarterly, and at such other times as it finds necessary. It recommends to our Board the appointment of a firm of independent auditors to audit the financial statements of the company and meets with such personnel of the company to review the scope and the results of the annual audit, the amount of audit fees, the company’s internal accounting controls, the company’s financial statements contained in this proxy statement and other related matters. Each of the members of the Audit Committee is independent, and the Board has determined that Mr. Bjerkholt is an “audit committee financial expert,” as defined in SEC rules. The Audit Committee acts pursuant to a written charter which is available through our website at www.stemcellsinc.com.

Compensation Committee.    The Compensation Committee is composed of Drs. Schwartz and Levy and Mr. Bjerkholt. The Compensation Committee held three meetings during the fiscal year ended December 31, 2014. The Compensation Committee makes recommendations to our Board and management concerning salaries in general, determines executive compensation and, except to the extent that such decisions have been delegated to, and made by, the single-member committee, approves incentive compensation for our employees and consultants. The Compensation Committee acts pursuant to a written charter which is available through our website at www.stemcellsinc.com.

Corporate Governance Committee.    Since April 2014, the Corporate Governance Committee has been composed of Drs. Levy and Schwartz and Mr. Greer. The Corporate Governance Committee held one meeting in 2014 to discuss a slate of actual and potential nominees to the Board of Directors. The committee oversees nominations to the Board and considers the experience, ability and character of potential nominees to serve as directors, as well as particular skills or knowledge that may be desirable in light of the company’s position at any time. From time to time, the committee has engaged the services of a paid search firm to help the committee identify potential nominees to the Board. The company’s Corporate Governance Committee and Board seek to nominate and appoint candidates to the Board who have significant business experience, technical expertise or personal attributes, or a combination of these, sufficient to suggest, in the Board’s judgment, that the candidate would have the ability to help direct the affairs of the company and enhance the Board as a whole. The Committee may identify potential candidates through any reliable means available, including recommendations of past or current members of the Board from their knowledge of the industry and of the company. The Committee also considers past service on the Board or on the board of directors of other publicly traded or technology focused companies. The committee has not adopted a formulaic approach to evaluating potential nominees to the Board; it does not have a formal policy concerning diversity, for example. Rather, the committee weighs and considers the experience, expertise, intellect, and judgment of potential nominees irrespective of their race, gender, age, religion, or other personal characteristics. The committee often looks for nominees that can bring new skill sets or diverse business perspectives. Potential candidates recommended by security holders will be considered as provided in the company’s “Policy Regarding Shareholder Candidates for Nomination as a Director,” which sets forth the procedures and conditions for such recommendations. This policy is available through our website at www.stemcellsinc.com. The Corporate Governance Committee operates pursuant to a written charter, a copy of which is also available through our website at www.stemcellsinc.com.

The members of the Corporate Governance Committee have approved the nomination of the Class III directors standing for reelection at the 2015 Annual Meeting.

Strategic Transactions Committee.    The Strategic Transactions Committee is composed of Messrs. Bjerkholt, Greer and McGlynn and Drs. Levy and Trounson. The Strategic Transactions Committee held two meetings during the fiscal year ended December 31, 2014. The Strategic Transactions Committee was created at the suggestion of our Chief Executive Officer in March 2009 to provide advice and direction, on an ad hoc basis, on a range of strategic initiatives being considered at the time. The Strategic Transactions Committee does not have a formal charter. However, the Board of Directors has authorized the Strategic Transactions Committee to be available to advise, consult and participate with management, as requested by the company’s Chief Executive Officer, with respect to the identification, implementation, evaluation, and negotiation of potential strategic corporate transactions, with the exception of financings. Since June 2010, the Strategic Transactions Committee has been the Board’s fourth standing committee, and as such it routinely provides recommendations both to management and to the full Board with regard to such matters as the Strategic Transactions Committee may deem advisable.

The following table shows the members of our four standing Board committees:

Director	Independent	Audit Committee	Compensation Committee	Corporate Governance Committee	Strategic Transactions Committee
Eric Bjerkholt	Yes	Chair	✓		✓
R. Scott Greer	Yes			✓	Chair
Ricardo Levy, Ph.D.	Yes	✓	✓	Chair	✓
Martin McGlynn	No				✓
John Schwartz, Ph.D.	Yes	✓	Chair	✓
Alan Trounson, Ph.D.	Yes				✓
Irving Weissman, M.D.	No

Director Oversight and Qualifications

While management is responsible for the day-to-day management of the risks the company faces, the Board, as a whole and through its committees, has responsibility for the oversight of risk management. An important part of risk management is not only understanding the risks facing the company and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. In support of this oversight function, the Board receives regular reports from our Chief Executive Officer and members of senior management on operational, financial, legal, and regulatory issues and risks. The Audit Committee additionally is charged under its charter with oversight of financial risk, including the company’s internal controls, and it receives regular reports from management, the company’s internal auditors and the company’s independent auditors. The chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the company’s management and affairs through its standing committees and, when necessary, special meetings of directors.

We believe each of our directors brings valuable skills, experience, judgment, and perspectives to our company. The Board took the following qualifications into consideration, among other things, when nominating or appointing our current directors:

Eric Bjerkholt	Mr. Bjerkholt is a financial expert and currently serves as the Executive Vice President and Chief Financial Officer of Sunesis Pharmaceuticals, Inc., a biopharmaceutical company. His business experience spans more than 20 years, during which time he founded a nutraceutical company and worked as an investment banker. Mr. Bjerkholt currently serves on the board of directors of Ambrx, Inc. and Corium International, Inc. We believe Mr. Bjerkholt’s qualifications to serve on our Board of Directors include his considerable financial and business experience, especially in the life sciences industry. Mr. Bjerkholt has served on our Board for over eleven years.

R. Scott Greer	Mr. Greer was appointed to our Board in June 2010. He is a financial expert with over 25 years of experience in the life sciences industry. He was founder, CEO and Chairman of Abgenix, Inc., a biotechnology company he took public in 1998 and then sold to Amgen in 2006. Mr. Greer currently serves on the boards of Nektar Therapeutics, Auspex Pharmaceuticals, Inc., Sientra, Inc., and Versartis, Inc. We believe Mr. Greer’s qualifications to serve on our Board include his more than 25 years of experience in the life sciences industry.

Ricardo Levy, Ph.D.	Dr. Levy was elected to the Board in September 2001. He currently serves as chair of the board of directors of NovoDynamics, Inc., a private company focused on advanced image discovery and predictive analytics, and on the Advisory Board of the Santa Clara University Center for Science, Technology and Society. He is a lecturer at the Stanford University Chemical Engineering Department. We believe his qualifications to serve on our Board of Directors includes his more than 40 years of business experience. Dr. Levy has served on our Board for over thirteen years.

Martin McGlynn	Mr. McGlynn has been our Chief Executive Officer since January 2001. He has held management positions of increasing responsibility in several countries for more than 30 years. Prior to joining our company, Mr. McGlynn was President and Chief Executive Officer of Pharmadigm, Inc., a privately held company in the fields of inflammation and genetic immunization. Prior to this, he was President and General Manager of Abbott Canada Ltd. and President of Anaquest, Inc., a company focused on anesthesia and acute care pharmaceuticals. We believe Mr. McGlynn’s qualifications to serve on our Board of Directors include his significant managerial experience in our industry and his intimate knowledge of our operations as a result of his day to day leadership as our Chief Executive Officer. Mr. McGlynn has served on our Board for over thirteen years.

John Schwartz, Ph.D.	Dr. Schwartz has over 40 years of business and legal experience, including several years spent in the 1990s as President and Chief Executive Officer of Systemix, Inc., a cell-based therapeutics company which was acquired by Novartis in 1997. Before joining Systemix as its Senior Vice President and General Counsel in 1993, Dr. Schwartz served as the Vice President and General Counsel of Stanford University. He currently runs a registered investment advisor firm called Quantum Strategies Management Company. We believe Dr. Schwartz’s qualifications to serve on our Board of Directors include his over 40 years of business and legal experience in our industry as well as his significant experience working at Stanford University. Dr. Schwartz has served on our Board for over sixteen years.

Alan Trounson, Ph.D.	Dr. Trounson was elected to our Board in July 2014. He is currently a member of the scientific advisory boards of Cord Blood Registry, Cytomatrix Pty Ltd., and Auxogyn, Inc. He most recently served as President of the California Institute for Regenerative Medicine (CIRM) from 2008 until 2014. He was the Director of the Monash Immunology and Stem Cell Laboratories, located in Melbourne, from 2004 until 2007. From 2003 to 2006, Dr. Trounson was the founder and executive vice-chairman of the Australian Stem Cell Centre and, from 2003 to 2007, he served on the Science Advisory Board of the Genetics Policy Institute. We believe Dr. Trounson’s qualifications to serve on our Board include his more than 35 years of experience in the life sciences industry.

Irving Weissman, M.D.	Dr. Weissman has been a leader in the stem cell field for over 20 years. He is a professor at Stanford University and serves as the director of the Stanford Institute for Stem Cell Biology and Regenerative Medicine. He co-founded Systemix in 1988 and Cellerant Therapeutics, Inc., a hematopoietic stem cell development company, in 2001. He is a member of several scientific advisory boards and national science institutes, including the National Academy of Science, the American Academy of Arts and Science, and the Institute of Medicine of the National Academy of Sciences. We believe Dr. Weissman’s qualifications to serve on our Board of Directors include the fact that he has been a leader in stem cell research for over 20 years as well as his substantial business experience in our industry. Dr. Weissman has served on our Board for over seventeen years and serves as the chairman of our Scientific Advisory Board.

Stockholders who wish to communicate with our Board of Directors or with a particular director may send a letter to our corporate secretary at the following address: StemCells, Inc., 7707 Gateway Blvd., Newark, California 94560 (c/o Legal Department). Any communication should clearly specify that it is intended to be made to the entire Board or to one or more particular director(s). Our corporate secretary will review all such correspondence and forward to our Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. The secretary maintains a log of all correspondence received by us that is addressed to members of the Board, and any director may at any time review and request copies of any such correspondence.

Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the chairman of the Audit Committee and handled in accordance with established procedures, which are set out in the Audit Committee’s Policy on Receipt, Retention and Treatment of Complaints Regarding Accounting, Internal Controls and Auditing Matters. A copy of this policy is available through our website at www.stemcellsinc.com.

Executive Officers, Positions Held

Following are the name, age and other information for our named executive officers, as of April 15, 2015. All company officers have been elected to serve until their successors are elected and qualified or until their earlier resignation or removal.

Martin McGlynn Chief Executive Officer	69	Martin McGlynn joined the company in January 2001, when he was appointed Chief Executive Officer of the company and of its wholly-owned subsidiaries and President, a position he held until March 2015. Mr. McGlynn was elected to the Board of Directors in February 2001. Prior to joining our company, Mr. McGlynn was President and Chief Executive Officer of Pharmadigm, Inc., a privately held company in the fields of inflammation and genetic immunization.

Greg Schiffman Chief Financial Officer and Executive Vice President of Finance	57	Greg Schiffman joined the company in January 2014 as Chief Financial Officer and Executive Vice President of Finance, with responsibility for corporate financial management, financial reporting and controls, investor relations, corporate communications, and information technology. Prior to joining StemCells, Mr. Schiffman served as Executive Vice President and Chief Financial Officer of Dendreon Corporation. From 2006 to 2009, Mr. Schiffman served as a director of VNUS Technologies, Inc.

Ian Massey President and Chief Operating Officer	64	Ian Massey, D. Phil., joined StemCells in March 2015 as President and Chief Operating Officer. He has overall responsibility for all aspects of the Company’s research and development, manufacturing, regulatory affairs, and quality assurance activities. Before joining StemCells, Dr. Massey spent over thirty years in the pharmaceutical industry, most recently as COO and President of U.S. Operations of Biotie Therapies Corporation, a publicly traded Finnish company focused on neurodegenerative and psychiatric disorders.

Ken Stratton, J.D. General Counsel	46	Ken Stratton, J.D., joined the company in February 2007 as General Counsel, with responsibility for corporate compliance and legal affairs. In March 2008, he assumed responsibility for the Human Resources function. Prior to joining StemCells, Mr. Stratton served as Deputy General Counsel for Threshold Pharmaceuticals and as Senior Legal Counsel for Medtronic, Inc.’s Vascular business unit.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership of our securities and changes in reported ownership. Executive officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to us, or written representations from the reporting persons that no Form 5 was required, we believe that, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners have been met, with the following exceptions: (i) Messrs. Bjerkholt and Greer and Drs. Levy, Schwartz and Weissman reported their 2014 equity award for Board service on January 10, 2014, approximately five business days late; (ii) Dr. Weissman reported the exercise of an expiring option award to acquire 643 shares on January 6, 2014, approximately eight business days late; and (iii) Mr. Schiffman reported his commencement equity grant, which he received on January 1, 2014 upon joining the company, approximately five business days late.

Code of Business Conduct and Ethics

We have adopted a Code of Ethics and Conduct that applies to all of our directors, officers, employees, and consultants. A copy of our code of ethics is posted on our website at www.stemcellsinc.com. We intend to disclose any substantive amendment or waivers to this code on our website. There were no substantive amendments or waivers to this code in 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We structure our compensation programs to attract and retain talented employees and reward them for helping us achieve our short-term and long-term goals. We intend for our compensation programs to be equitable and competitive when measured against those offered by companies against whom we compete for high-level scientific and executive personnel. We also intend for them to link pay to both company and individual performance.

In seeking to accomplish these objectives, we follow a compensation strategy designed, ultimately, to reward increasing stockholder value. However, because achievement of our principle mission — the research, development and commercialization of stem cell therapeutics — is a long, expensive and challenging process, we often set individual compensation by using surrogate endpoints to gauge employee contributions towards building sustained stockholder value, such as:

•	the achievement of stated corporate goals adopted from time to time by the Board;

•	the leadership an executive officer has shown in inspiring and marshaling excellent performances in his or her direct reports;

•	the anticipation, identification and successful disposition of issues and problems that, if not addressed timely and effectively, might have a deleterious effect on the company; and

•	the speed and effectiveness with which an executive officer discovers, assesses and, where appropriate, pursues promising opportunities for the company.

Compensation elements.    We, like most biotechnology companies, use a combination of base salary, bonuses and equity awards to compensate our employees, including our executive officers. As a small company — we have approximately 70 employees in total and only four executive officers — we feel that having so few people in each job classification and level makes it inefficient to establish a formulaic allocation of total compensation among its various elements; we rely, instead, on our experience and judgment.

In exercising this judgment, we periodically collect and review information (i) from third party market reports such as the Radford Biotechnology Survey — Executive Report; and (ii) from the proxy statements of other similar biotechnology companies, especially those operating in the San Francisco Bay Area, as well as those pursuing cell-based therapeutics.1 In the case of the executive officers who report directly to our chief

1 In June 2013, for example, we considered the following companies as being close comparables for purposes of evaluating executive compensation: Aastrom Biosciences, Inc.; Advanced Cell Technology, Inc.; Athersys, Inc.; BioCryst Pharmaceuticals, Inc.; BioTime, Inc.; Cel-Sci Corporation; Cytokinetics, Incorporated; Cytori Therapeutics, Inc.; Geron Corporation; Medicinova, Inc.; Neostem, Inc.; Neuralstem, Inc.; Nova Bay Pharmaceuticals, Inc.; Osiris Therapeutics, Inc.; and Sangamo Biosciences, Inc.

executive officer, we also carefully consider the recommendations of our chief executive officer when setting compensation. We integrate all of this information with our evaluation of the individual performance of each of our executive officers.

While we believe our officers and other employees are outstanding, we realize that the company is not yet profitable and that it is still in a relatively early stage of development. We therefore generally prefer to target our compensation practices so that our employees’ base salaries, bonuses, equity compensation, and benefits all fall close to the 50th percentile paid by comparable companies for similar positions. Actual compensation may fall slightly above or below these targets, however, because of any number of factors such as general economic conditions, market competition for specific jobs, personal performance, and the need for internal equities within the company. For example, from time to time, we have paid many of our employees, including some of our executive officers, at below the 50th percentile because of poor economic conditions generally or periods of difficult fundraising markets for biotechnology companies. At the same time, however, we have paid many of our employees, including some of our executive officers, at above the 50th percentile because of highly competitive demand for workers with their unique skill sets.

Interaction of compensation elements.    The basic compensation elements — base salary, bonuses and equity awards — are, as noted, standard in our industry. Though not set independently of one other, we use each element as a portion of total compensation because we believe we would not otherwise be competitive and because we feel that together they are the proper components of a balanced compensation package:

•	base salary is compensation for current efforts;

•	bonuses, whether in cash or equity, are paid at the Board’s discretion typically for achievements in meeting or exceeding corporate goals; and

•	equity awards are inducements to remain with the company and to build future value.

On occasion, we have considered our employee compensation programs, including our executive compensation programs, and the effect they may have on company risk. We have concluded that our employee compensation programs are simple and straight-forward and consistent with those of similarly situated research and development companies. In determining that our compensation policies and practices do not present risks that are likely to have a material adverse effect on our business, our directors have, from time to time, discussed with management the various pay practices used to compensate our employees at both the executive and non-executive levels. These inquiries have included discussions about our three primary components of compensation, namely base compensation, cash bonuses and equity incentive compensation.

Our Board of Directors has also periodically considered how bonus awards are determined and calculated by the company, noting that all bonuses are awarded entirely at the discretion of our Board after taking into consideration the progress of our company’s programs. Based on its review, our Board has concluded that our bonus program properly aligns compensation with our overall goals, all of which are designed to have a positive impact on our business.

In addition, our Board has periodically examined our equity compensation practices, noting that we typically grant customary equity awards that vest over many years after the date of grant. We believe discretionary compensation that vests over multiple years does not encourage short-term or high-risk opportunistic behavior and instead aligns our employees’ interests with the long-term interests of our stockholders by encouraging activities intended to build long-term value for the company.

For these reasons, we have concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our company’s overall business strategy and do not incentivize executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

Other compensation elements and benefits.    We offer all employees various health and welfare benefit plans. Our executive officers may participate in these on the same terms as other employees. We do not have a pension plan nor do we use non-qualified deferred compensation.2 We offer our employees (again, including executive officers on the same terms as others) a 401(k) defined contribution plan, and match employee contributions on a 1:2 basis (i.e., $1 contribution by the company for every $2 contribution made by the employee) up to a maximum of 3% of the employee’s salary, subject to legal limitations. At this time, our 401(k) match is made in the form of shares of common stock in the company.

Compensation of Named Executive Officers

Base salary compensation; target bonuses.    We consider base salary to be a critical component of our executive officers’ overall compensation packages. We intend the salaries of our executive officers to reflect their actual responsibilities and job scope. We also endeavor to set base compensation levels so that their salaries are competitive with salaries paid by comparable companies to employees with similar experience, taking into account the cost of living in the San Francisco Bay Area. Accordingly, we have made occasional adjustments to the salaries of certain employees to address perceived below market anomalies, address specific retention concerns or reward special contributions made to the company.

In addition to base salary, each full-time employee of the company, including each of our named executive officers, is given a personal target bonus (calculated as a percentage of base salary), based upon factors such as seniority, job title and the existing targets of co-workers with comparable job responsibilities within the company. Bonuses at the company are discretionary and awarded by the Board in its sole discretion. But when bonuses are awarded, we use the personal target of each employee to calculate his or her bonus amount.

With these various principles in mind, we recently took the following actions with respect to the base compensation and bonus targets of certain named executive officers:

•	Effective June 17, 2013, we increased Mr. McGlynn’s base salary to $570,000 from $550,000 in recognition of contributions made on behalf of the company and market factors.

•	Effective June 17, 2013, we increased Mr. Stratton’s base salary to $320,000 from $300,000 in recognition of contributions made on behalf of the company and market factors.

We made no changes to executive officers compensation in 2014.

Bonus compensation.    We view periodic bonuses, whether paid in cash or equity, as an important element of compensation for several reasons. Bonuses help align individual employee efforts with overall corporate strategies and objectives. Bonuses also help us manage salary expense, while still allowing us to reward successes. By using discretionary bonuses as part of the compensation mix, we have greater flexibility in managing the timing and amounts of compensation. Accordingly, each year we estimate for planning purposes an aggregate “bonus pool,” which is calculated by using the base salaries of all our full-time employees and their respective target bonuses, and which assumes the Board will elect to award each full-time employee 100% of his or her personal target bonus amount for the year. However, as explained below, the actual bonus award for any particular year is entirely within the Board’s discretion.

2 Accordingly, we omit tables showing pension benefits and non-qualified deferred compensation.

Mr. McGlynn’s target bonus has been 55 percent of his base salary, beginning with the 2009 fiscal year, to reflect the Board’s view that Mr. McGlynn’s leadership is a major factor in the achievement of the company’s corporate goals and to further align his compensation to corporate success.

We have not changed the base compensation or target bonus of any of our existing executive officers since July 2013. However, Mr. Schiffman, our Chief Financial Officer, joined the company on January 1, 2014 and Dr. Massey, our President and Chief Operating Officer, joined the company on March 23, 2015. Accordingly, the base compensation and target bonus information for our current executive officers can be summarized as follows:

	Year Ended 12/31/13 Base Compensation/ Target Bonus	Year Ended 12/31/14 Base Compensation/ Target Bonus	Current Base Compensation/ Target Bonus
CEO	$570,000/55%	$570,000/55%	$570,000/55%
CFO	—	$450,000/50%	$450,000/50%
President and COO	—	—	$380,000/40%
General Counsel	$320,000/40%	$320,000/40%	$320,000/40%

In practice, over the past few years, we have awarded bonuses on an annual basis after considering, among other things, the company’s accomplishments against stated corporate goals adopted by the Board, the company’s financial position, the status of its development programs, clinical progress and corporate development activities, and general economic factors. This has necessarily involved a subjective assessment by the Compensation Committee of corporate performance and market conditions each year.

The process of establishing our corporate goals over the past few years has been a lengthy one. For each fiscal year, our executive officers have presented the Compensation Committee of the Board with approximately five to ten proposed corporate goals, each often consisting of multiple sub-parts. Management has usually presented its recommended corporate goals to the Compensation Committee concurrent with our proposed corporate budgets for the following fiscal year. Goals have been designed to be challenging, so that one would not expect consistent achievement of all of them. Typically these goals have included some preclinical and clinical goals for our HuCNS-SC cell-based platform technology, financing and corporate development goals, and goals related to advancement in cell manufacturing practices. While all these goals have been considered important, and we have used a cross-functional and balanced approach to setting them, we have typically prioritized our goals by assigning relative weightings to each of them, with all of them together adding up to 100%. However, by design, no one goal has ever accounted for a majority of the relative weightings.

After receiving management’s recommended goals, members of the Compensation Committee typically review them with our executive officers and oftentimes provide suggestions for additional goals or changes to the recommended goals. After our executive officers and directors have completed this iterative process, which has often taken several weeks, the Compensation Committee adopts revised corporate goals consistent with the foregoing principles and recommends the updated corporate goals to the full Board for consideration and approval.

Thereafter, during each fiscal year, our executive officers have used the Board-approved corporate goals as a management tool, for example to coordinate activities, motivate personnel and help prioritize the use of company resources. The executive officers have sometimes referred back to the corporate goals when providing business updates to the Board, similar to management’s reference back to an approved annual budget.

Recently, at the end of each fiscal year or shortly afterwards, our chief executive officer (our “CEO”) has presented the Compensation Committee with his assessments of corporate performance against the Board-approved corporate goals, together with a summary of any important factors that weighed in his assessments, which he has provided as context.

Because our corporate goals have not been formulaic or quantitative in nature (we have not had a corporate goal tied to specific stock price, revenues or expenses, for example), our CEO’s assessments have been largely qualitative in nature. Along with these assessments, our CEO has provided a percentage score for each goal reflecting the degree to which each goal was or was not, in his judgment, achieved during the year.

The Compensation Committee has usually considered these percentage scores as well as our CEO’s commentary about corporate performance and more general assessments of the state of our business when determining whether to award employees a company-wide corporate bonus in any given year, and if so how much of the available bonus pool to award. However, the Compensation Committee members have used their own judgment to determine the size of any bonus award, if any. In any given year, the Board may decide in its judgment to award more than 100% of the bonus pool for the year. The Board may also decide to award less than 100% of the bonus pool, even if all of the corporate goals have been achieved, if it decides doing so would be in the best interests of the company. While the Compensation Committee and the Board as a whole use the corporate goals as a measure of success, the amount of any bonus grant, as well as how and when it will be paid, is completely within the Board’s sole discretion.

With these various principles in mind, in early 2015 and as part of its annual year-end review of performance, the Compensation Committee (with input from our CEO and other Board members) considered, among other things, significant company performance accomplishments in 2014, the company’s successes measured against its 2014 corporate goals, the degree of difficulty in achieving these goals, as well as other events and circumstances that affected performance. The 2014 goals, as approved by our Board, consisted generally of the following: (i) progress in our CNS Program, including activities aimed at Phase II clinical testing of our proprietary HuCNS-SC cells in spinal cord injury and age related macular degeneration, including the initiation of patient dosing; (ii) progress in the Company’s pre-clinical program in Alzheimer’s disease; (iii) timely publication of clinical data; (iii) successful completion of certain product development and GMP manufacturing activities; (iv) partnering, litigation and corporate development activities; and (v) successful fundraising efforts.

Highlights of the 2014 accomplishments taken into account by the Compensation Committee in determining the overall company performance included:

•	We received authorization from Health Canada to expand our Phase I/II clinical trial for spinal cord injury into Canada.

•

Our collaborators at the University of Calgary successfully transplanted the first subject under the company’s Phase I/II study in North America. The University of Toronto conducted the second transplant in North America shortly thereafter.

•	We received FDA authorization of an IND application for clinical testing of our HuCNS-SC cells as a potential treatment for spinal cord injury.

•

The first cohort, consisting of three patients with complete spinal cord injury, completed the company’s Phase I/II clinical trial in 2013. The data from this cohort continued to demonstrate a favorable safety profile, and showed that the considerable gains in sensory function first observed at the six month assessment in two of the three patients had persisted to the 12 month assessment.

•	We published preclinical data in the peer-reviewed journal Investigative Ophthalmology and Visual Science confirming that our HuCNS-SC cells preserve photoreceptor cells and visual function.

•

We completed enrollment of the first of two planned patient cohorts in our clinical trial of our proprietary HuCNS-SC cells for age related macular degeneration (AMD). This cohort consisted of eight subjects, four of whom each received 200,000 cells and four of whom each received 1,000,000 cells.

•

We entered into an agreement with the California Institute for Regenerative Medicine (CIRM) under which CIRM will provide up to approximately $19.3 million, in the form of a forgivable loan, to help fund preclinical development and IND-enabling activities of our HuCNS-SC cells for Alzheimer’s disease.

•	We formally launched our Alzheimer’s disease program with a goal of filing an Investigational New Drug (IND) application with the FDA in 2016.

•

We presented data showing that, two years after transplantation, the evidence of myelination from our clinical study in Pelizaeus-Merzbacher Disease (PMD) is more pronounced compared to one year post-transplantation and the gains in neurological function reported after one year were maintained.

•

We presented results of a four-year observation study of patients with neuronal ceroid lipofuscinosis (NCL), who had been transplanted with our HuCNS-SC cells in our initial Phase I study, at the Congress of Neurological Surgeons Annual Meeting in San Francisco, California. The study showed long-term evidence of safety at doses of up to one billion cells. The study is the longest follow-up study of patients transplanted with human neural stem cells.

Following this review, the Compensation Committee awarded a discretionary bonus equal to 70% of the available bonus pool, based upon the committee members’ assessments of market conditions, corporate risks, our market comparables, and the company’s performance in 2014 measured against its 2014 corporate goals, including the successes highlighted above, among other things. The bonuses were calculated using each employee’s annual base salary as of January 1, 2014, and paid in January 2015.

Accordingly, in January 2015, the company paid Mr. McGlynn a 2014 bonus in the amount of $219,450, because on January 1, 2014 his base salary and target bonus were, respectively, $570,000 and 55%. The company paid Mr. Schiffman a 2014 bonus in the amount of $157,500, because on January 1, 2014 his base salary and target bonus were, respectively, $450,000 and 50%. The company also paid Mr. Stratton a 2014 bonus in the amount of $89,600, because on January 1, 2014 his base salary and target bonus were, respectively, $320,000 and 40%. Dr. Massey joined the company after the payout of the 2014 company bonus.

Equity Compensation — general practices.    We believe that equity compensation awards are an important component of our overall compensation policy because equity compensation can provide strong inducement to remain with the company and to build future stockholder value. In order to achieve these objectives, we believe that equity compensation awards need to be structured to provide both meaningful value and a meaningful opportunity to realize that value. Accordingly, from time to time, we have considered several forms of equity compensation awards, including stock options, stock appreciation rights, restricted stock, and restricted stock units, because each of these have certain advantages and disadvantages relative to the others with respect to how they might reward effort and success and how they might help us retain high contributors. Generally speaking, over the years, we have used stock options and restricted stock units as the most common equity compensation instruments. We feel each of these forms of equity has unique and important features for employee retention and for incentivizing the executive officers to build a profitable and sustainable business. Unless otherwise specifically noted in the tables herein, all option awards:

•

have an exercise price set at the closing market price of our common stock on the grant date, or on an adjacent market trading date if the market on which we are listed (currently the Nasdaq Capital Market) is not open on the grant date; and

•

vest over four years, with one-fourth of the shares included in any grant vesting on the first anniversary of the grant and the remainder vesting 1/48th per month thereafter, always provided that the grantee remains in the company’s employ on the vesting dates. These awards are time-vesting and do not depend on performance factors.

We have frequently granted either stock option awards or restricted stock units to newly hired employees, effective as of their date of hire, and occasionally to existing employees upon their promotion. Both on-hire awards to non-executive officers and awards upon the promotion of current employees are usually made by either Mr. McGlynn, acting as the Board’s single-member committee, or by the Compensation Committee. Awards to executive officers are made by either the Compensation Committee or by the full Board. We have not granted company-wide equity awards to full-time employees since June 2010. Instead, we have granted targeted equity awards to individual employees within the company following a careful review of equity held by each of our employees and the retention value that such awards may provide. In awarding equity grants to existing employees, we consider their contributions to the company, their roles and responsibilities, their past performance, and market conditions generally for similarly situated employees.

With these various principles in mind, we recently took the following actions with respect to equity compensation.

In December 2012, our Compensation Committee engaged The Croner Company, an executive compensation consultancy firm referred to us by our outside corporate counsel, to advise the Committee on setting a compensation peer group for the purpose of evaluating the different components of compensation paid to our chief executive officer. During the first half of 2013, our Compensation Committee held six meetings, many of which were attended by representatives from The Croner Company, to discuss a variety of recommendations made by The Croner Company, including a recommendation that the company establish a new equity incentive plan. The Compensation Committee also discussed with representatives from both management and The Croner Company a possible peer group for evaluating executive compensation market practices. After considerable discussion and a review of peer information requested by the Committee, we agreed upon a peer group consisting of fifteen (15) publicly traded companies as being closely comparable to the company because of such business factors as location, nature of operations, industry, and size.

Since these deliberations, and after consideration of our peer group’s compensation practices, we have granted a number of equity awards to our executive officers and to other key employees. In May and June 2013, for example, we awarded a total of 1,120,000 million restricted stock units, each with four-year vesting, to key employees, including an award of 280,000 restricted stock units to Mr. Stratton. Following this, in June 2013, we granted our chief executive officer 700,000 restricted stock units with four-year vesting in recognition of his anticipated central role in achieving the company’s short- and long-term growth and future programmatic success. Also in 2013, we granted an aggregate of 846,965 restricted stock units to newly hired employees under our 2012 Commencement Incentive Plan.

More recently, in mid-2014, our Board began an initiative to evaluate our equity compensation practices against an updated list of company comparables. From May to December 2014, the Compensation Committee met three times to discuss various aspects of this initiative. In May 2014, the Committee consulted Radford, an Aon Hewitt company, about an updated list of peer companies for use by the Committee to evaluate executive compensation at the Company. By August 2014, after considerable discussion and a review of peer information requested by the Compensation Committee, we agreed upon a peer group consisting of seventeen publicly traded companies as being closely comparable to the company because of such business factors as location, nature of operations, industry, and size.3 With this information, the Compensation Committee discussed at length the possibility of awarding a significant grant of equity in 2015 to a larger group of key employees, including our

3 By August 2014, based in part upon information supplied by Radford at the Compensation Committee’s request, the company considered the following companies as being close comparables for purposes of evaluating executive compensation: Advanced Cell Technology, Inc.; Athersys, Inc.; BioTime, Inc.; Cel-Sci Corporation; Cytokinetics, Incorporated; Cytori Therapeutics, Inc.; Dynavax Technologies Corporation; Fate Therapeutics, Inc.; Fibrocell Science Inc.; Five Prime Therapeutics; Geron Corporation; Neostem, Inc.; Neuralstem, Inc.; Osiris Therapeutics, Inc.; Threshold Pharmaceuticals, Inc.; and Verastem, Inc.

executive officers, with the aim of helping to ensure retention of the Company’s leadership team and key contributors as the Company conducts its groundbreaking Phase II studies in cervical spinal cord injury and age related macular degeneration, with both of these studies planned to complete by the end of 2017. Given the importance of both the timely and successful completion of these studies, the Committee agreed, after further discussions with our CEO, that a substantive equity award to the leadership team and key contributors, especially one with an element of vesting tied to the clinical studies, would be in the best interest of our stockholders.

Following this determination, the Committee tasked the company’s CEO to provide possible milestones relating to the planned Phase II clinical studies, which he thought to be appropriate, measurable, and achievable if the company conducts the studies in a thoughtful and expeditious manner. With these proposed milestones in hand our Compensation Committee gave special consideration to the comparative benefits of equity awards which vest over time and are therefore believed to have strong retention value to the individual holder (time-based vesting), versus equity awards which only vest upon the achievement of predetermined development milestones and therefore believed to tie executive compensation more closely with programmatic success and building stockholder value (performance-based vesting). Following considerable discussion and after having reviewed the existing equity awards held by key company employees, including our executive officers, market comparables, as well as the company’s prospects and goals for the immediate future, the Compensation Committee determined that it would be in the best interest of the company’s stockholders to award equity with both time-based and performance-based vesting.

Subsequently, in December 2014, the Committee approved the grant of restricted stock units to acquire up to approximately six million shares of common stock with approximately half of the restricted stock units vesting in equal installments on an annual basis over three years and approximately half of the restricted stock units with vesting tied to the timely and successful conduct and completion of the company’s Phase II clinical studies in spinal cord injury and dry AMD. Our CEO was given express discretion to decide when to grant these awards and, acting in his capacity as the Single Member Committee under our equity incentive plans, to determine the exact ratio of time-based vesting and performance-based vesting of each employee’s awards other than to our executive officers. With respect to our executive officers, our Compensation Committee determined that the ratio between restricted stock units with time-based vesting versus performance-based vesting should be closer to 2:1 given that our executive officers typically have responsibility over a wide range of activities at the company, including financing and business development, prosecuting and protecting our intellectual property, compliance, and managing our operations outside of clinical development. We were also mindful not to overly link equity compensation with clinical results, especially for those responsible for making a fair assessment of clinical data. Finally, our Board gave our CEO, in his capacity as the Single Member Committee, to set different performance milestones to certain employees within the company, if he felt that doing so was appropriate given their roles within the company.

With these principles in mind, in January 2015, we awarded our executive officers the following equity awards:

	Time-based vesting RSUs(1)	Performance-based vesting RSUs(2)
Martin McGlynn	1,255,500	418,500
Greg Schiffman	178,000	250,000
Ken Stratton	240,000	80,000

(1)	Vesting over three years, with one third vesting on each anniversary of the grant.
(2)	Vesting tied to the timely and successful conduct and completion of the company’s Phase II clinical studies in spinal cord injury and dry AMD with the opportunity to vest over three years.

Moreover, we issued restricted stock units to approximately twenty other employees within the company to acquire up to approximately 3 million shares of company common stock, in aggregate, with approximately one third of these awards being time-based vesting and approximately two thirds being performance-based vesting. Of the approximately two million restricted stock units granted to our non-officers in January 2015, approximately one third are tied to performance milestones unrelated to our clinical programs.

Employment, Severance and Change-in-Control Agreements

Employment agreements of Certain Named Executive Officers.    Mr. McGlynn joined the company as our president and chief executive officer on January 15, 2001. Under the terms of an employment agreement between Mr. McGlynn and the company, dated January 2, 2001, as amended, Mr. McGlynn received an initial annual base salary of $275,000 per year, reviewable annually by the Board of Directors, and a bonus, in the Board’s sole discretion, of up to 25% of his base salary. Over time, however, we have increased Mr. McGlynn’s base salary and target bonus so that they are, respectively, $570,000 and 55% of his base salary. In his original employment agreement, we also agreed to pay Mr. McGlynn a $50,000 relocation bonus and to reimburse him for relocation expenses, which we did. Since January 2009, we have been paying Mr. McGlynn an annual car allowance of $10,000.

Mr. Schiffman joined the company in January 2014 as our Chief Financial Officer and Executive Vice President of Finance. Under the terms of an employment agreement between Mr. Schiffman and the company, dated November 13, 2013, Mr. Schiffman receives an annual base salary of $450,000 per year and a discretionary target bonus of up to 50% of his base salary. Pursuant to Mr. Schiffman’s November 2013 employment agreement, we granted him 350,000 restricted stock units under our 2012 Commencement Incentive Plan. This award will vest over four years, with 25% vesting on each of the first four anniversaries of his employment.

Dr. Massey joined the company in March 2015 as our President and Chief Operating Officer. Under the terms of an employment agreement between Dr. Massey and the company, dated March 6, 2015, Dr. Massey receives an annual base salary of $380,000 per year and a discretionary target bonus of up to 40% of his base salary. Pursuant to Dr. Massey’s February 2015 employment agreement, we granted him 750,000 restricted stock units under our 2012 Commencement Incentive Plan. This award has performance based vesting tied to the timely and successful conduct and completion of the Phase II clinical studies in spinal cord injury and dry AMD with the opportunity to vest over three years.

Mr. Stratton joined the company in February 2007 as our general counsel. Under the terms of his agreement with the company, dated February 2, 2007, Mr. Stratton received an initial annual base salary of $220,000 per year, with a target bonus of up to 20% of his base salary. Over time, however, we have increased Mr. Stratton’s base salary and target bonus so that they are, respectively, $320,000 and 40% of his base salary. Pursuant to Mr. Stratton’s February 2007 employment agreement, we granted him an option to purchase 15,000 shares of our common stock. This option vested over 48 months, with one-fourth of the shares having vested on the first anniversary of the date on which Mr. Stratton’s employment began and with the remaining shares having vested at the rate of 1/48th per month on the last day of each month during the ensuing 36 months.

Severance arrangements.    Each of our executive officers has entered into a severance agreement with the company under which he would receive payments upon termination of his employment by us without cause4 or consequent to a change of control or, in the case of Mr. McGlynn, by virtue of disability.

In the case of Mr. McGlynn, upon termination without cause, we would continue to pay his salary and provide benefits for one year, at the base wage rate then in effect. If the termination of Mr. McGlynn’s employment were associated with a change of control, the company would pay (in a lump sum) (i) two years of

4 Or termination by the executive officer for good reason, as defined in their respective agreements.

his salary and the reasonably projected cost of healthcare benefits, (ii) a bonus with respect to the termination year at 25% of the base salary, pro-rated for the portion of the year served, and (iii) a tax gross up for his continued healthcare benefits. In addition, all unvested stock options would vest and all stock options would be exercisable for two years after termination. If Mr. McGlynn’s employment were terminated on account of disability, we would continue to pay his salary for up to six months (or until he obtained other employment or became eligible for disability income under a company plan, if sooner).

In the case of Mr. Schiffman, upon involuntary termination without cause, we would continue to pay his salary and provide benefits for twelve months, at the rate then in effect. In the event there is a company change of control and either Mr. Schiffman’s employment is involuntarily terminated or he terminates his employment because his job responsibilities have been materially and adversely impacted, we would continue to pay Mr. Schiffman’s salary and provide benefits for twelve months; in this event, any unvested options and any other stock awards held by him would vest upon termination.

In the case of Dr. Massey, upon involuntary termination without cause, we would continue to pay his salary and provide benefits for twelve months, at the rate then in effect. In the event there is a company change of control and either Dr. Massey’s employment is involuntarily terminated or he terminates his employment because his job responsibilities have been materially and adversely impacted, we would continue to pay Dr. Massey’s salary and provide benefits for twelve months; in this event, any unvested options and any other stock awards held by him would vest upon termination.

In the case of Mr. Stratton, upon involuntary termination without cause, we would continue to pay his salary and provide benefits for six months, at the rate then in effect. If the termination were associated with a change of control, we would continue to pay Mr. Stratton’s salary and provide benefits for twelve months; in this event, any unvested options and any other stock awards held by him would vest upon termination.

If we terminate the employment of any executive officer for cause, or if the officer resigns without good cause, he would not be entitled to any severance or other benefits.

Executive Officer Compensation Tables

The following tables set forth information with respect to the compensation of certain named executive officers for the fiscal years ended December 31, 2014, 2013 and 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Martin McGlynn	2014	570,000	219,450	—	43,334	832,784
Chief Executive Officer	2013	550,000	287,375	1,239,000	43,258	2,119,633
	2012	550,000	202,125	430,360	50,590	1,233,075

Gregory Schiffman	2014	450,000	157,500	458,500	28,110	1,094,110
Chief Financial Officer and EVP of Finance	2013	—	—	—	—	—
	2012	—	—	—	—	—

Ken Stratton, J.D.	2014	320,000	89,600	—	32,580	442,180
General Counsel	2013	300,000	114,000	512,400	32,652	959,052
	2012	300,000	77,000	137,800	30,019	544,819

(1)	We pay salaries on a bi-weekly basis. There were 26 pay periods in 2014, 2013 and 2012.

(2)	Each employee’s target bonus is based on his or her salary as of January 1 of the year to which it applies. For 2012, the Board awarded 70% of the target bonus for all company employees. For 2013, the Board awarded 95% of the target bonus for all company employees. For 2014, the Board awarded 70% of the target bonus for all company employees. For further description of the non-equity incentive plan see the discussion in our “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers,” above.

(3)	Amounts shown represent the full grant date value of the equity awards granted in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9, “Stock-Based Compensation” in our Form 10-K for the period ended December 31, 2014, filed with the SEC on March 13, 2015.

(4)	The amounts shown in the “All Other Compensation” column for 2014 include the following:

Name and Principal Position	Employer Match of Defined Contribution Plans ($)(a)	Transportation Allowance ($)	Employee health and Welfare Benefit Plans ($)(b)	Total All Other Compensation ($)
Martin McGlynn	7,800	10,000	25,534	43,334
Chief Executive Officer

Gregory Schiffman	7,800	—	20,310	28,110
Chief Financial Officer and EVP of Finance

Ken Stratton, J.D.	7,800	—	24,780	32,580
General Counsel

(a)	Under a 401(k) plan, which is open to substantially all of our employees, we make matching contributions in the form of company common stock based on each participant’s voluntary salary deferrals, subject to plan and legal limits. We match participant contributions on a 1:2 basis up to a maximum of 3% of the employee’s salary. Registered stock is valued and transferred to the employee’s 401(k) account at the end of calendar each quarter.

(b)	We offer all employees various health and welfare benefit plans. Our executive officers may participate in these on the same terms as other employees.

Outstanding Equity Awards at Fiscal 2014 Year-End

The following tables show equity awards held by certain of our named executive officers as of December 31, 2014:

	Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)(1)	Option Expiration Date

Martin McGlynn	6/25/2010	30,000	—	$10.50	6/25/2020
Chief Executive Officer

Ken Stratton, J.D.	2/28/2007	15,000	—	$26.20	2/28/2017
General Counsel

	Stock Awards
Name	Date of Award	Number of Securities Underlying Restricted Stock Units That Have Not Vested (2) #	Market Value of Securities of Restricted Stock Units That Have Not Vested (3) $
Martin McGlynn	1/27/2012	135,333	$127,213
Chief Executive Officer	6/13/2013	525,000	$493,500

Gregory Schiffman	1/1/2014	350,000	$329,000
Chief Financial Officer And EVP of Finance

Ken Stratton, J.D.	1/27/2012	65,000	$61,100
General Counsel	5/24/2013	210,000	$197,400

(1)	Unless otherwise noted, options are granted at the close of market price on the grant date (or on an adjacent market trading day if the Nasdaq Capital Market is closed on the grant date). They vest over a period of four years as follows: one-fourth of the option vests on the first anniversary of the grant date and 1/48th of the original grant vests each additional month of service.

(2)	Restricted stock units granted under our 2006 Equity Incentive Plan, 2013 Equity Incentive Plan and 2012 Commencement Plan. These restricted stock units vest ratably over a three to four-year period on each grant date anniversary.

(3)	Based on the per share closing market price of $0.94 for our common stock on December 31, 2014.

Director Compensation

Cash Compensation.    From December 2009 through 2013, outside directors received quarterly retainers for Board service in the amount of $6,250 ($12,500 for the chairman of the Board). The chairs of the standing committees received quarterly stipends of either $2,500 (Audit Committee) or $1,250 (Compensation Committee, Corporate Governance Committee and, since it became a standing committee in June 2010, the Strategic Transactions Committee). Non-employee directors also received $2,000 for each board meeting attended in person or by videoconference and $1,000 for each board meeting attended by phone, as well as $1,000 for each standing committee meeting attended in person or by videoconference and $500 for each committee meeting attended by phone. Board service fees were typically paid in cash. However, in March 2011, the Board approved a sub-plan under our 2006 Amended and Restated Equity Incentive Plan, called the

Directors’ Fee Plan, which permits directors to elect to receive all or a portion of their board fees in the form of company common stock. We issued 39,950 shares of stock under our Directors’ Fee Plan as consideration for Board service in 2012. We issued 12,745 shares of stock under our Directors’ Fee Plan as consideration for Board service in 2013. We issued no shares of stock under our Directors’ Fee Plan in 2014.

In mid-2013, we asked Dr. Levy, the chairman of our Corporate Governance Committee, to review board compensation practices at the company. In particular, we wanted to assess whether we were being responsive to market dynamics, as we had not adjusted director compensation for almost four years. To evaluate current market practices, Dr. Levy assembled a working group consisting of himself, the chairman of our Compensation Committee and our CEO, who worked together with company management to analyze the compensation practices at the fifteen companies previously identified by The Croner Company as being our closest market comparables.5 At the working group’s request, the company prepared for the Board’s review a broad survey of director compensation paid by these market comparables. From this information, we determined that our annual retainers paid for board and committee service fell below the median (i.e., 50th percentile) and in some ways below the 25th percentile of cash compensation paid by comparable companies to their outside directors, even though our total board cash compensation, including meeting attendance fees, was only slightly below the median paid by our market comparables. Moreover, we determined that the equity compensation paid to our outside directors was significantly below the market median, with the full value of our annual awards being less than half the median paid by our closest market comparables. In addition to reviewing this market data, the working group discussed among other things the relative value of continued use of restricted stock units as director compensation, the company’s interest in making director compensation more competitive, as well as the company’s business prospects and agenda more generally.

Following this, in December 2013, Dr. Levy presented to the Board a series of recommendations from the working group to change both the cash and equity compensation paid to our outside directors. The Board considered in particular the market data from the comparable companies collected by management, as recommended by The Croner Company and adopted by the working group. With respect to cash compensation, in recognition of the fact that the company’s director compensation fell below the average compensation paid by our market comparables and to help garner interest in board service, the Board approved the recommended changes to the cash-based compensation to increase expected cash compensation from $36,000 to $40,000 per year, consisting of both quarterly retainers and regular board attendance fees, effective April 1, 2014.

Accordingly, our outside directors now receive quarterly retainers for Board service in the amount of $7,500 ($15,000 for the chairman of the Board). Also, the chairs of our standing committees receive quarterly stipends of $2,500 (Audit Committee), $1,500 (Compensation Committee and Corporate Governance Committee), and $1,250 (Strategic Transactions Committee). Non-employee directors also receive $2,000 for each board meeting attended in person or by videoconference and $1,000 for each board meeting attended by phone. Members of the standing committees receive attendance fees, as follows: $2,000 per Audit Committee meeting attended in person ($1,000 for attendance by phone), $1,500 per Compensation Committee or Corporate Governance Committee meeting attended in person ($750 for attendance by phone), and $1,000 per Strategic Transactions Committee attended in person ($500 for attendance by phone).

5 As explained above, by June 2013, and with the advice and guidance of The Croner Company, we determined that the following companies are close comparables for purposes of evaluating our compensation practices: Aastrom Biosciences, Inc.; Advanced Cell Technology, Inc.; Athersys, Inc.; BioCryst Pharmaceuticals, Inc.; BioTime, Inc.; Cel-Sci Corporation; Cytokinetics, Incorporated; Cytori Therapeutics, Inc.; Geron Corporation; Medicinova, Inc.; Neostem, Inc.; Neuralstem, Inc.; Nova Bay Pharmaceuticals, Inc.; Osiris Therapeutics, Inc.; and Sangamo Biosciences, Inc.

Directors are also reimbursed for their expenses in attending meetings of the Board and meetings of committees of the Board; and have been for many years.

Equity Compensation.    From January 1, 2012 through 2013, each of the company’s non-employee directors, other than the chairman of the Board, received an annual grant on each anniversary of his or her appointment to the Board in the form of 10,000 restricted stock units, vesting on the first anniversary of the grant. In addition, the chairman of the Board received an annual grant of 15,000 restricted stock units, vesting on the first anniversary of the grant.

However, in December 2013, following the review of market comparables by the chairs of our Corporate Governance and Compensation Committees and our CEO described above, the Board replaced the annual grants of 10,000 restricted stock units (15,000 for our chairman) with annual grants, on January 1st of each year for all outside directors, of restricted stock units worth $60,000, in each case with one-year vesting. Because we had previously made annual equity awards to our outside directors on their board service anniversary dates, the Board agreed to reduce the 2014 awards to the extent each director’s 2013 award already compensated him for Board service through part of 2014. Accordingly, on January 1, 2014, we made the following grants of restricted stock units: 47,164 restricted stock units to Mr. Bjerkholt; 44,588 restricted stock units to Mr. Greer; 41,438 restricted stock units to Dr. Levy; 44,383 restricted stock units to Dr. Schwartz; and 41,301 restricted stock units to Dr. Weissman. Then, in January 2015, we began awarding each of our non-employee directors restricted stock units worth $60,000 at the beginning of each year as partial compensation for board service. Accordingly, on January 1, 2015, we awarded each non-employee director 58,253 restricted stock units, which was equal to $60,000 divided by the then current trading price of our stock.

Director Compensation Table

The following table summarizes cash-based and equity compensation information for our outside directors, including annual Board and committee retainer fees and meeting attendance fees, for the year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Eric Bjerkholt	54,250	(2)	61,784	(3)	—		116,034
R. Scott Greer	39,500	(4)	58,410	(5)			97,910
Ricardo Levy, Ph.D.	51,250	(6)	54,283	(7)	—		105,533
John Schwartz, Ph.D.	79,250	(8)	58,141	(9)	—		137,391
Alan Trounson, Ph.D.	19,000	(10)	324,000	(11)			343,000
Irving Weissman, M.D.	34,500	(12)	54,104	(13)	50,000	(14)	138,604

(1)	The amounts shown in this column represent the full grant date fair value of restricted stock unit grants in 2014 as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10, “Stock-Based Compensation” in our Form 10-K for the period ended December 31, 2014, filed with the SEC on March 13, 2015.

(2)	Includes an annual retainer of $27,500, a fee for Mr. Bjerkholt’s role on the Audit Committee of $10,000, and additional fees of $16,750 for Board and committee meetings attended. Also includes $13,250 earned in 2013 but paid in 2014.

(3)	Mr. Bjerkholt was granted 47,164 restricted stock units on January 1, 2014, vesting on the one year anniversary of the grant. As of December 31, 2014, he had stock options and restricted stock units outstanding for the purchase of 52,164 shares of common stock, in the aggregate.

(4)	Includes an annual retainer of $27,500, a fee for Mr. Greer’s role on the Strategic Transactions Committee of $5,000, and additional fees of $7,000 for Board and committee meetings attended. Also includes $9,500 earned in 2013 but paid in 2014.

(5)	Mr. Greer was granted 44,588 restricted stock units on January 1, 2014, vesting on the one year anniversary of the grant. As of December 31, 2014, he had restricted stock units outstanding for the purchase of 44,588 shares of common stock, in the aggregate.

(6)	Includes an annual retainer of $27,500, a fee for Dr. Levy’s role on the Corporate Governance Committee of $5,500, and additional fees of $18,250 for Board and committee meetings attended. Also includes $12,000 earned in 2013 but paid in 2014.

(7)	Dr. Levy was granted 41,438 restricted stock units on January 1, 2014, vesting on the one year anniversary of the grant. As of December 31, 2014, Dr. Levy had stock options and restricted stock units outstanding for the purchase of 45,438 shares of common stock, in the aggregate.

(8)	Includes an annual retainer of $55,000, a fee for Dr. Schwartz’s role on the Compensation Committee of $5,500, and additional fees of $18,750 for Board and committee meetings attended. Also includes $18,750 earned in 2013 but paid in 2014.

(9)	Dr. Schwartz was granted 44,383 restricted stock units on January 1, 2014, vesting on the one year anniversary of the grant. As of December 31, 2014, Dr. Schwartz had stock options and restricted stock units outstanding for the purchase of 49,383 shares of common stock, in the aggregate.

(10)	Includes an annual retainer of $15,000 for two quarters served on the board in 2014 and additional fees of $4,000 for Board and committee meetings attended.

(11)	Upon joining the company’s board of directors on July 7, 2014, Dr. Trounson was granted 150,000 restricted stock units, vesting ratably over three years. As of December 31, 2014, Dr. Trounson had restricted stock units outstanding for the purchase of 150,000 shares of common stock, in the aggregate.

(12)	Includes an annual retainer of $27,500 and additional fees of $7,000 for Board and committee meetings attended. Also includes $8,250 earned in 2013 but paid in 2014.

(13)	Dr. Weissman was granted 41,301 restricted stock units on January 1, 2014, vesting on the one year anniversary of the grant. As of December 31, 2014, Dr. Weissman had stock options and restricted stock units outstanding for the purchase of 45,302 shares of common stock, in the aggregate.

(14)	Dr. Weissman receives $50,000 per year for his services as a consultant and as the chairman of our Scientific Advisory Board. Since May 2011, Dr. Weissman has received his consultancy fees under this agreement in the form of company common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related parties can include any of our directors or executive officers, certain of our stockholders and their immediate family members. Each year, we prepare and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. This helps us identify potential conflicts of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the company as a whole. Our code of ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our general counsel, who serves as our compliance officer. In addition, the Corporate Governance Committee of the Board of Directors is responsible for considering and reporting to the Board any questions of possible conflicts of interest of Board members. Our code of ethics further requires pre-clearance before any employee, officer or director engages in any personal or business activity that may raise concerns about conflict, potential conflict or apparent conflict of interest. Copies of our code of ethics and the Corporate Governance Committee charter are posted on the corporate governance section of our website at www.stemcellsinc.com.

In evaluating related party transactions and potential conflicts of interest, our compliance officer and independent directors apply the same standards of good faith and fiduciary duty they apply to their general responsibilities. They will approve a related party transaction only when, in their good faith judgment, the transaction is in the best interest of the company.

Dr. Weissman, a member of the Board of Directors, was retained in September 1997 to serve as a consultant to us. Pursuant to his consulting agreement, Dr. Weissman provides consulting services to us and serves on our Scientific Advisory Board. In return, we pay Dr. Weissman $50,000 per year for his services. We also agreed to nominate Dr. Weissman for a position on the Board of Directors, and he agreed to serve if elected. Since October 1, 2000, he has been compensated for this service in the same manner and amount as other non-employee members of the Board. The consulting agreement with Dr. Weissman contains confidentiality, non-competition, and assignment of invention provisions and is for a term of fifteen years, subject to earlier termination by either party. In May 2011, Dr. Weissman’s consulting agreement was amended by the parties so that the company could choose to pay fees owed to Dr. Weissman under the agreement in the form of company common stock.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit and Tax Fees

The Board of Directors, upon the recommendation of the Audit Committee, has selected the independent accounting firm of Grant Thornton LLP to audit the accounts of the company for the year ending December 31, 2015.

The Audit Committee considered the tax compliance services provided by Grant Thornton LLP, concluded that provision of such services is compatible with maintaining the independence of the independent accountants, and approved the provision by Grant Thornton LLP of tax compliance services with respect to the year ending December 31, 2014.

The Audit Committee received the following information concerning the fees of the independent accountants for the years ended December 31, 2013 and 2014, has considered whether the provision of these services is compatible with independence of the independent accountants, and concluded that it is:

	Year Ended
	12/31/14	12/31/13
Audit fees(1)	$429,400	$427,615
Tax fees	$52,530	$45,743

(1)	Audit fees represents fees for the integrated audit of our annual consolidated financial statements and reviews of the interim consolidated financial statements, and review of audit-related SEC filings; also includes fees related to issuing comfort letter(s).

Audit and tax fees include administrative overhead charges and reimbursement for out-of-pocket expenses.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for pre-approving all services (audit and non-audit) performed by our independent auditors. In accordance with such policies and procedures, the Audit Committee is required to pre-approve all audit and non-audit services to be performed by the independent auditors in order to assure that the provision of such services is in accordance with the rules and regulations of the SEC and does not impair the auditors’ independence. Under the policy, pre-approval is generally provided up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve additional services on a case-by-case basis. During 2014 and 2013, all services performed by our independent auditors were pre-approved.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements on behalf of the Board, and selects an independent public accounting firm to perform these audits. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements, and establishing and maintaining adequate controls over public reporting. Our independent registered public accounting firm for fiscal 2014, Grant Thornton LLP, had responsibility for conducting an audit of our annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee oversaw the independent public accounting firm’s qualifications and independence, as well as its performance. The Audit Committee assisted the Board in overseeing the preparation of the company’s financial statements, the company’s compliance with legal and regulatory requirements, and the performance of the company’s internal audit function. The Audit Committee met with personnel of the company and Grant Thornton LLP to review the scope and the results of the annual audit, the amount of audit fees, the company’s internal accounting controls, the company’s financial statements contained in the company’s Annual Report to Stockholders and other related matters.

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2014 audited by Grant Thornton LLP, as well as management’s report on internal control over financial reporting, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. The Audit Committee has discussed with Grant Thornton LLP various matters related to the financial statements, including those matters required to be discussed by SAS 114 (The Auditor’s Communication with Those Charged with Governance). The Audit Committee has also discussed with Grant Thornton LLP its report on internal control over financial reporting, has received the written disclosures and the letter from Grant Thornton LLP required by Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (Rule 3526), and has discussed with Grant Thornton LLP its independence.

Based upon such review and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved the recommendation, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2014 for filing with the SEC.

AUDIT COMMITTEE

Eric Bjerkholt, Chairman
Ricardo Levy, Ph.D.
John Schwartz, Ph.D.

PROPOSAL NUMBER 1

Election of Directors

The number of directors is currently fixed at seven. Both our restated certificate of incorporation, as amended to date, and our amended and restated by-laws provide for the classification of the Board of Directors into three classes (Class I, Class II and Class III), as nearly equal in number as possible, with the term of office of one class expiring each year.

Unless otherwise instructed, the enclosed proxy will be voted to elect the nominees named below, who are now Class III directors, as Class III directors for a term of three years expiring at the 2018 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Both Class III director nominees have been recommended by the Board of Directors because of their past experience serving on the company’s Board of Directors, the breadth of their business expertise, sound judgment, and demonstrated leadership, among other things. In prior years, the Class I and Class II directors were nominated for appointment to the Board for similar reasons. Proxies cannot be voted for a greater number of persons than the number of nominees named below. It is expected that the nominees will be able to serve, but if any are unable to serve, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors.

The nominees for election as Class III directors are as follows:

NOMINEES FOR ELECTION AS CLASS II DIRECTORS

Name	Principal Occupation	Age*	Position
Martin McGlynn	Chief Executive Officer, StemCells, Inc.	69	Director
John Schwartz, Ph.D.	President, Quantum Strategies Management Company	80	Director
*	Ages are as of April 15, 2015.

Martin McGlynn, our Chief Executive Officer, joined StemCells, Inc. in January of 2001 as President and Chief Executive Officer and was elected to our Board of Directors on February 6, 2001. Mr. McGlynn has spent several decades in the life sciences industry in Europe, Canada and the United States. He began his career with Becton Dickinson, Ireland Ltd., and spent eight years in manufacturing operations. He joined Abbott Labs in 1977 where he held positions as General Manager, Abbott Ireland Ltd., President and General Manager of Abbott Canada Ltd. and Vice President of Abbott International Ltd. In 1990, he joined the BOC Group as President of Anaquest, Inc., a global leader in anesthesia and acute care pharmaceuticals headquartered in New Jersey. Mr. McGlynn joined the biotech industry in 1994 when he became President and Chief Executive Officer of Pharmadigm, Inc., a private, venture capital-backed company engaged in the research and development of a new class of anti-inflammatory agents. Mr. McGlynn is a native of Dublin, Ireland. He holds a Bachelor of Commerce degree from University College, Dublin. He is a former member of the Board of Directors of the Confederation of Irish Industries (CII) and the Pharmaceutical Manufacturers Association of Canada (PMAC), and currently serves as a member of the Board of the Alliance for Regenerative Medicine (ARM).

John Schwartz was elected to the Board of Directors of StemCells, Inc. in December 1998 and was elected the Chairman of the Board at the same time. He is the former President and Chief Executive Officer of Systemix, Inc. Dr. Schwartz is currently the President of Quantum Strategies Management Company, a registered investment advisor located in Palo Alto, California. Prior to his positions at Systemix, he served as Assistant Professor, Vice President and General Counsel at Stanford University in California. Dr. Schwartz graduated from Harvard Law School in 1958 and received his Ph.D. degree in physics from the University of Rochester in 1965.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES DESCRIBED ABOVE.

PROPOSAL NUMBER 2

Ratification of Selection of Independent Public Accountants

The company is asking the stockholders to ratify the selection of Grant Thornton LLP as the company’s independent public accountants for the fiscal year ending December 31, 2015. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Grant Thornton LLP.

In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a recommendation to select other auditors for the subsequent year, which the Audit Committee would then take under advisement. Even if the selection is ratified, the Audit Committee of the Board at its discretion could decide to terminate the engagement of Grant Thornton LLP and engage another firm at any time if the Audit Committee determines that such a change would be necessary or desirable in the best interests of the company and its stockholders.

A representative of Grant Thornton LLP is expected to attend the Annual Meeting and is not expected to make a statement, but will be available to respond to appropriate questions and may make a statement if such representative desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

OTHER MATTERS

Stockholder Proposals

Stockholders who wish to present proposals for inclusion in the company’s proxy materials for the 2016 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible, the stockholder proposals must be received by our corporate secretary on or before December 31, 2015.

Stockholders who wish to make a proposal at the 2016 Annual Meeting of Stockholders, other than one that will be included in our proxy materials, must notify us no later than March 17, 2016 (see Rule 14a-4 under the Exchange Act). If a stockholder who wishes to present a proposal at the 2016 Annual Meeting of Stockholders fails to notify us by March 17, 2016, the proxies that management solicits for the meeting will confer discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting.

Stockholder Nominations of Directors

Stockholders or groups of stockholders that, individually or as a group, have beneficially owned at least 5% of the company’s common stock for at least one year prior to the date of such submission (the “Nominating Stockholder”) may submit a candidate for nomination for election as a director at any annual meeting of stockholders in accordance with Board policy. The submission must be in writing and delivered to StemCells, Inc., Attn: Secretary, Board of Directors, 7707 Gateway Blvd., Newark, California 94560, no later than on or about July 7, 2015 for nominees to be considered for nomination at the 2016 annual meeting. Submissions must include the name, address and number of shares of common stock beneficially owned by each participant in the Nominating Stockholder group, a representation that the Nominating Stockholder meets the requirements described in the Board policy and will continue to meet them through the date of the annual meeting, a description of all arrangements or understandings between or among the Nominating Stockholder group (or any participant in the Nominating Stockholder group) and the candidate or any other person or entity regarding the candidate, all information regarding the candidate that the company would be required to disclose in a proxy statement under SEC rules, including whether the candidate is independent or, if not, a description of the reasons why not, the consent of the candidate to serve as a director, and representations by the candidate regarding his or her performance of the duties of a director. Full details may be obtained from the secretary of the Board of Directors at the address above or on our website at www.stemcellsinc.com. The Corporate Governance Committee will consider and evaluate up to two candidates recommended in accordance with this policy in connection with any annual meeting. The Corporate Governance Committee will consider and evaluate candidates recommended by stockholders on the same basis as candidates recommended by other sources.

In addition, the company’s by-laws provide that a stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice thereof in proper written form to the Secretary accompanied by a petition signed by at least 100 record holders of capital stock of the company representing in the aggregate 1% or more of the outstanding shares entitled to vote in the election of directors, which petition must show the class and number of shares held by each person. To be timely, such notice and petition must be received at the principal executive offices of the company not less than 60 days nor more than 90 days prior to the meeting, except if less than 70 days notice of the date of the meeting is given to stockholders, in which case the notice and petition must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of such date was made. The requesting stockholder is required to provide information with respect to the nominee(s) for director similar to that described above, as more fully set forth in the company’s by-laws.

Form 10-K

The company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended, as filed with the SEC, is available without charge upon request by writing to StemCells, Inc. at 7707 Gateway Blvd., Newark, California 94560, Attention: Investor Relations. A copy of this report is also available through our website at www.stemcellsinc.com or, alternatively, at www.sec.gov.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. We undertake to deliver promptly upon any request a separate or single copy of the proxy materials. You can notify us by sending a written request to StemCells, Inc., 7707 Gateway Blvd., Newark, California 94560, Attention: Investor Relations or by calling us at (510) 456-4000.

Other Business

The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

By Order of the Board of Directors

Kenneth B. Stratton, J.D.
Secretary

April 30, 2015

STEMCELLS
STEMCELLS, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX8694
EDISON, NJ 08818-8694
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
For All
Withhold All
For All
Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees
01 Martin McGlynn 02 John Schwartz, Ph.D.
The Board of Directors recommends you vote FOR the following proposal: For Against Abstain
2 To ratify the selection of Grant Thornton LLP as independent public accountants for the company for the fiscal year ending December 31, 2015.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.
(see reverse for instructions)
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX]
Date Signature (Joint Owners) Date
0000247557_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.
STEMCELLS, INC.
ANNUAL MEETING OF STOCKHOLDERS, June 11, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder, by completing this card, hereby appoints Martin McGlynn and Kenneth Stratton, or either of them with power of substitution to each, proxies of the undersigned to vote at the Annual Meeting of Stockholders of StemCells, Inc. to be held on June 11, 2015 at 7707 Gateway Boulevard, Newark, California at 2:00 p.m., local time, or at any postponements or adjournments thereof, all of the shares of Common Stock, par value $.01 per share, of StemCells, Inc. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matter as specified by the undersigned, and to vote in such manner as they may determine on any other matter that may properly come before the meeting.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW AND IN FAVOR OF PROPOSAL 2. IN THIER DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ADJOURNMENT THEREOF.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
0000247557_2 R1.0.0.51160